EXHIBIT 11

                  SWIFT TRANSPORTATION CO., INC. & SUBSIDIARIES

                Schedule of Computation of Net Earnings Per Share
                    (in thousands, except per share amounts)


                                              Three months       Six months
                                              ended June 30,    ended June 30,
                                             1996      1995     1996      1995
                                            -------   -------  -------   -------

Net earnings                                $ 6,772   $ 7,764  $ 9,343   $11,750
                                            =======   =======  =======   =======

Weighted average shares:
     Common shares outstanding               24,810    24,558   24,734    24,510

     Common equivalent shares issuable
       upon exercise of employee stock
       options (1)                              685       716      718       815
                                            -------   -------  -------   -------

     Total weighted average shares
       - primary                             25,495    25,274   25,452    25,325

     Incremental common equivalent
       shares (calculated using the higher
       of the end of period or average
       fair market value (2)                      9        16       14        --
                                            -------   -------  -------   -------

     Total weighted average shares -
       fully diluted                         25,504    25,290   25,466    25,325
                                            =======   =======  =======   =======

Primary net earnings per common
  and equivalent share                      $   .27   $   .31  $   .37   $   .46
                                            =======   =======  =======   =======

Fully diluted net earnings per
  common and equivalent share               $   .27   $   .31  $   .37   $   .46
                                            =======   =======  =======   =======
Notes:

(1) Amount calculated using the treasury stock method and average fair market values.

(2) The  calculation is submitted in accordance  with Regulation S-K Item 601(b)
    (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.